Exhibit 8.1

Subsidiaries of Ecopetrol S.A.

The following table sets forth our subsidiaries, their respective countries of incorporation, our percentage ownership in each (both directly and indirectly through other subsidiaries) and our voting percentage in each at March 31, 2011.

COMPANY	COUNTRY OF INCORPORATION	OWNERSHIP %	VOTING %
Andean Chemicals Ltd.	Bermuda	100	100
Bioenergy S.A.**	Colombia	88.6	88.6
Bioenergy Zona Franca S.A.S.**	Colombia	88.6	88.6
Black Gold Re	Bermuda	100	100
Colombia Pipelines Limited**	United Kingdom	51	51
COMAI - Compounding and Masterbatching Industry Ltda.**	Colombia	100	100
Ecopetrol America Inc.*	United States	100	100
Ecopetrol Capital AG	Switzerland	100	100
Ecopetrol del Perú S.A.*	Perú	100	100
Ecopetrol Global Capital S.L.U.	Spain	100	100
Ecopetrol Global Energy S.L.U.	Spain	100	100
Ecopetrol Oleo e Gas do Brasil Ltda*	Brazil	100	100
Ecopetrol Pipelines International Ltd.**	Bermuda	100	100
Ecopetrol Transportation Company Limited	Cayman Islands	100	100
Ecopetrol Transportation Investments Ltd.*	Bermuda	100	100
Equion Energy Ltda	United Kingdom	51	51
Hocol Petroleum Limited**	Bermuda	100	100
Hocol S.A.**	Cayman Islands	100	100
Homcol Cayman Inc.**	Cayman Islands	100	100
ODL Finance S.A.	Panama	65	65
Offshore International Group Inc. – OIG(1)	United States	50	50
Oleoducto Bicentenario de Colombia S.A.S.*	Colombia	55.97	55.97
Oleoducto Central S.A.*	Colombia	72,6	72,6
Oleoducto de Colombia S.A.*	Colombia	73	73
Oleoducto de los Llanos Orientales S.A. **	Panama	65	65
Propilco S.A.*	Colombia	100	100
Refinería de Cartagena S.A.*	Colombia	100	100
Santiago Oil Co. **	Cayman Islands	51	51
Santiago Pipelines Co.**	Cayman Islands	51	51
Savia Perú S.A.**(1)	Peru	50	50

*   Direct and indirect participation.
** Solely indirect participation through other Subsidiaries or Affiliates.  OIG is the parent company of Savia Perú S.A., and Ecopetrol Transportation Company is the parent company of Ecopetrol Pipelines Ltd.
(1) Affiliate.